EXHIBIT 99.1

Company Press Release

                PartsBase.com, Inc. Reports Shareholder Complaint

BOCA  RATON,  FLORIDA--(BUSINESS  WIRE)-April  19,  2001--  PartsBase.com,  Inc.
(Nasdaq NMS: PRTS - news) today reported that a complaint has been filed in a purported securities class action against the Company, certain of its current and former officers and directors, as well as against the Company's underwriters of its initial public offering. The complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and alleges the Company's March 2000 registration statement misrepresented and failed to disclose matters related to the Company's business operations and membership sales. The lawsuit seeks damages and certification of a class consisting of purchasers of the Company's common stock in the offering during the period from March 22, 2000 through April 25, 2000. The Company believes that the allegations are without merit and intends to vigorously defend this action. Nevertheless, an unfavorable resolution of this lawsuit could have a material adverse effect on the Company in one or more future periods.

The Company is an online provider of Internet business-to-business e-commerce services for the aviation industry, whose global e-commerce marketplace provides a means for its members to buy and sell new, used and overhauled aviation parts and products in an efficient, competitive and cost-effective manner.

This release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: available capital to continue to support and further expand the Company's operations, the Company's ability to acquire adequate inventory and to obtain favorable pricing for such inventory, competitive pricing for the Company's products and services, increased competition in the aircraft spare parts redistribution and MRO markets, the ability to consummate suitable acquisitions, the continuing ability to effectively integrate acquisitions, economic factors which affect the aviation industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CONTACT:
     Michael Siegel, CFO